Exhibit 16.1

May 18, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Altair Nanotechnologies Inc. under Item 9 of its Form 10-K dated May 18, 2017. We agree with the statements concerning our Firm in the second, third and fourth paragraphs of Item 9 (a); we are not in a position to agree or disagree with other statements of Altair Nanotechnologies Inc. contained therein.

Very truly yours,

/s/ Marcum LLP